Execution Version
FOURTH SUPPLEMENTAL INDENTURE
Fourth Supplemental Indenture (this “Supplemental Indenture”), dated as of October 28, 2020, among GTT Communications, Inc., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuer, as successor by merger to GTT Escrow Corporation, has heretofore executed and delivered to the Trustee an indenture, dated as of December 22, 2016 (as supplemented by that certain First Supplemental Indenture, dated as of January 9, 2017, that certain Second Supplemental Indenture, dated as of May 15, 2018, and that certain Third Supplemental Indenture, dated as of November 7, 2019, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Notes due 2024 (the “Notes”);
WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to amend or supplement the Indenture and the Notes without the consent of any Holder of Notes to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any Holder;
WHEREAS, the amendments to the Indenture and the Notes set forth in Sections 2 and 3 hereof (the “Proposed Amendments”) are permitted without the consent of any Holder of Notes pursuant to Section 9.01(4) of the Indenture; and
WHEREAS, the Issuer has delivered or is delivering contemporaneously herewith to the Trustee (a) an Officer’s Certificate of the Issuer and (b) an Opinion of Counsel, in accordance with Sections 7.02, 9.01(4),9.06, 12.04 and 12.05 of the Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee, on the basis of Section 9.01(4) of the Indenture, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof.
(2)Amendments to Indenture. The Indenture is hereby amended by:
(a)adding the following definition to Section 1.01 of the Indenture:
“‘Fourth Supplemental Indenture’ shall mean that certain Fourth Supplemental Indenture, dated as of October 28, 2020, among the Issuer, the Guarantors and the Trustee.”;

(b)adding the phrase “provided that, notwithstanding the foregoing, any Event of Default for failure to comply with the time periods prescribed in Section 4.15 with respect to the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (the “Q2 2020 Financial Report”) shall not be deemed to be cured upon the filing with the Commission of the Q2 2020 Financial Report, whether or not the Notes have been accelerated prior to such filing” after the phrase “even though such delivery is not within the prescribed period specified in this Indenture” in Section 6.01(c)(ii) of the Indenture.
(3)Amendments to Notes.
For purposes of section 9.05 of the Indenture, the following shall constitute an appropriate notation regarding this Supplemental Indenture:
“Reference is hereby made to the Fourth Supplemental Indenture for a description of certain amendments to the Indenture made therein effective as of October 28, 2020.”
(4)Defined Terms; Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
(5)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.
(6)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. A signed copy of this Supplemental Indenture delivered by facsimile, e-mail or other means of electronic transmission (including portable document format (.pdf)) shall be deemed to have the same legal effect as delivery of an original signed copy of this Supplemental Indenture.
(8)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.
(10)Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
(11)Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GTT COMMUNICATIONS, INC.

By:    /s/ Steven Berns
Name: Steven Berns
Title: Chief Financial Officer

GUARANTORS:

GTT AMERICAS, LLC

By:    /s/ Steven Berns
Name: Steven Berns
Title: Vice President, Assistant Secretary and the Chief     Financial Officer

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC

By:    /s/ Steven Berns
Name: Steven Berns
Title: Vice President, Assistant Secretary and the Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

GC PIVOTAL, LLC

By:    /s/ Steven Berns
Name: Steven Berns
Title: Chief Financial Officer

COMMUNICATIONS DECISIONS – SNVC, LLC

By:    /s/ Steven Berns
Name: Steven Berns
Title: Vice President, Assistant Secretary and the Chief Financial Officer

ELECTRA LTD.

By:    /s/ Steven Berns
Name: Steven Berns
Title: Vice President, Assistant Secretary and the Chief Financial Officer

CORE180, LLC

By:    /s/ Steven Berns
Name: Steven Berns
Title: Vice President, Assistant Secretary and the Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Rita Marie Ritrovato
Name: Rita Marie Ritrovato
Title:    Vice President

[Signature Page to Fourth Supplemental Indenture]